Exhibit 99.1

Suffolk Bancorp Declares Quarterly Dividend

RIVERHEAD, N.Y.--(BUSINESS WIRE)--April 27, 2016--Suffolk Bancorp (the “Company”) (NYSE:SCNB), parent company of Suffolk County National Bank (the “Bank”), announced that its Board of Directors today declared a quarterly cash dividend of $0.10 per share on its common stock. The dividend will be payable on May 25, 2016 to shareholders of record as of May 11, 2016.

Corporate Information

Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp’s wholly owned subsidiary. Organized in 1890, the Bank has 27 branch offices in Nassau, Suffolk and Queens Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

CONTACT:
Suffolk Bancorp
Investors and Press:
Brian K. Finneran, 631-208-2400
Executive Vice President & Chief Financial Officer